SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12
Chico’s FAS, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
PAYMENT OF FILING FEE (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The following materials may be provided to stockholders of Chico’s FAS, Inc.:

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS Successfully Executing on New Strategic Plan

Progress in Just 180 Days of New CEO’s Appointment Clearly Demonstrates Company is on Right Track to Enhance Shareholder Value

Barington is Misleading Chico’s FAS Shareholders

Experience of Barington’s Nominees is Not What the Company Needs Now to Execute New Plan and Deliver Shareholder Value

Mails Letter to Shareholders Urging Support for Positive Change Underway by Voting on the WHITE Proxy Card

Fort Myers, FL – June 16, 2016 – Chico’s FAS, Inc. (NYSE:CHS) today mailed a letter to shareholders in connection with its upcoming Annual Meeting of Shareholders to be held on July 21, 2016.

Highlights from the letter include:

•	Under the direction of a new CEO, Shelley Broader, Chico’s FAS is successfully executing on its strategic plan to deliver enhanced shareholder value;

•
Within just 180 days of Ms. Broader's appointment, the Company has taken significant actions and is making substantive progress in virtually all areas – leadership, strategy, operations, finance and governance;

•	Barington is misleading Chico’s FAS shareholders about the changes that have been made and the progress underway; and

•
The Chico’s FAS Board of Directors believes Barington has failed to demonstrate any ideas, vision or expertise that would warrant Board representation in place of the Chico’s FAS highly-qualified director nominees.

The full text of the letter being mailed to shareholders follows:

UNDER THE DIRECTION OF A NEW CEO, WE ARE SUCCESSFULLY EXECUTING ON OUR STRATEGIC PLAN TO DELIVER ENHANCED SHAREHOLDER VALUE

SUPPORT OUR PROGRESS – VOTE “FOR” ON THE WHITE PROXY CARD TODAY

June 16, 2016

Dear Fellow Shareholder:

Over the past several months, we have been pleased to report the positive changes underway at Chico’s FAS. Our new Chief Executive Officer and President, Shelley Broader, and her management team have been successfully executing on a new strategic plan that we believe will enable us to fully capitalize on the Company’s many strengths, enhance shareholder value and drive profitable growth.

Within just 180 days of Ms. Broader's appointment, the Company has taken significant actions and is making substantive progress on implementing its new plan.

•
In December 2015, following her appointment, Ms. Broader launched a comprehensive review of the Company’s operations. This review affirmed our view that Chico’s FAS has a powerful, industry-leading portfolio of brands that provides a strong platform for profitable growth and value creation. Ms. Broader also determined that there were operating improvement opportunities, and she developed new focus areas for the organization to address these opportunities.

•
In January 2016, Ms. Broader began a search for new leaders who bring skills and expertise to support and accelerate the Company’s progress. As a result of this search, Ms. Broader has made important new hires across the Company, including in real estate and construction, planning and allocation, legal and human resources.

•
In February 2016, Ms. Broader publicly introduced her four new focus areas to help drive better and more consistent growth and performance across our brand portfolio, accelerate our ability to achieve double-digit operating margins, and fortify our brands’ relationships with new and existing customers.

•
In April 2016, the Company announced the first of many planned strategic, operating, and financial initiatives as part of Ms. Broader’s new focus areas. In particular, we announced a realignment of the Company’s Marketing and Digital Commerce functions, placing the decision makers directly into the Company's three brands, thereby reducing complexity and resulting in approximately $14 million of expected annualized cost savings.

•
In May 2016, the Company announced three additional initiatives, which together are expected to result in incremental annual cost savings between $50 million and $70 million. By improving our supply chain, non-merchandise procurement and marketing, these initiatives are also expected to fundamentally change and improve our operating model and the cadence in which we go to market.

•
In May 2016, the Company announced positive and important changes to the composition of your Board of Directors as a result of a search for new, independent directors that we began in February 2016 with the assistance of Herbert Mines Associates. After a thorough review of the field of candidates, the Chico’s FAS Board unanimously determined that Bonnie Brooks and William “Bill” Simon, together with other members of your Board and new CEO, have the most current and relevant skill sets and experience to support the Company and the actions being taken to improve performance and drive value. With the election of Ms. Brooks and Mr. Simon, four of the Company’s nine directors, or almost half of the Board, will have been new to the Board in the past three years.

•
In addition, the Company also recently announced governance enhancements that further exemplify our desire to embrace change as we seek to improve all aspects of our business and organization. As discussed in our proxy materials, the Board is recommending “FOR” a Company-sponsored proposal to declassify the Board over a three-year period, such that the entire Board would stand for election at the 2019 Annual Meeting. We have also adopted a formal policy limiting directors to service on four public company Boards of Directors, in addition to the Chico’s FAS Board.

These actions demonstrate substantial change and meaningful progress in virtually all areas – leadership, strategy, operations, finance and governance. Notably, this progress is just beginning, as we expect to announce additional initiatives in the coming weeks as part of Ms. Broader’s plan.

BARINGTON IS MISLEADING CHICO’S FAS SHAREHOLDERS ABOUT THE CHANGES THAT HAVE BEEN MADE AND THE PROGRESS UNDERWAY

“Susan Anderson, an analyst with FBR Capital, said Chico's was making progress before feeling any pressure from Barington. Barington, she said, seems to be taking credit for changes it had nothing to do with…”1

We are already making great progress in the areas where Barington is focused. In our conversations with Chico’s FAS shareholders, many recognize the positive change underway and that Ms. Broader is the catalyst for this change. Rather than work constructively with us, Barington has chosen to launch an unnecessary solicitation in opposition to our director nominees and is attempting to take credit for changes we have already made, considered and/or have underway, as discussed above.

While we expect to announce further cost reductions, Barington’s suggested cuts ignore reductions that have already been accomplished and risk harming the very brand differentiators that have supported our success. Already, Ms. Broader has announced initiatives that are estimated to reduce costs by between $65 million and $85 million annually. The Company’s cost review is ongoing, and we expect to identify additional opportunities for savings and efficiencies. Unlike the levels proposed by Barington, the associated Chico’s FAS operating improvements are carefully structured in order to drive savings without compromising the customer service that has long differentiated the Company’s brands and fostered customer loyalty.

_______________________________________
1 Naples Daily News, “Chico’s fires back at activist investor Barington,” 06/03/16; permission to use quotation neither sought nor obtained

Further, Barington’s estimates for advertising costs include Boston Proper, which the Company sold in fiscal 2015. The marketing savings from Boston Proper, in addition to the $25 million expected savings from recently announced initiatives, exceed the reduction in advertising costs that Barington targets. Barington’s estimates also ignore the $10 million to $20 million of non-merchandise procurement savings that we have already identified and announced.

Barington’s proposed bricks & mortar store growth strategy for Soma represents a lack of understanding of the current dynamics of the apparel sector, with a consumer base that is increasingly interacting with brands through digital channels as well as in-store. Chico’s FAS management remains committed to the profitable growth of its brand portfolio, including Soma, but will exercise discipline in the allocation of capital. Whereas Barington suggests opening 200 to 300 additional stores over the next five years, shareholders have praised Chico’s FAS management for its measured store growth plans and decisions to close underperforming stores.

Barington ignores the fact that “strengthening the position of each Chico’s FAS brand” was announced in February as a key component of our profitable growth plan, and we are already executing on it with new marketing, supply chain and merchandising initiatives. As discussed above, we have moved the marketing function within each brand and have launched actions to improve our supply chain and speed to market. Examples of new merchandising initiatives underway include testing petites in Chico’s stores after a successful online test, a renewed focus on special occasion at White House Black Market, and a rollout of swim to all Soma stores after a successful test. There is nothing to suggest that either of Barington’s director candidates have experience that would enhance the merchandising improvements already underway or planned, especially in light of the fact that neither of Barington’s candidates has recent merchandising experience and both lack digital experience.

Contrary to Barington’s assertion, capital returns to shareholders through quarterly dividends and our share repurchase program have been and will remain a priority. Since 2010, more than $1.1 billion, or approximately 131% of free cash flow, has been returned to shareholders through quarterly dividends and share repurchases. This is significantly higher than the median of our peers as defined in our 2015 proxy statement, who have returned only 103% of their free cash flow to shareholders through dividends and share repurchases over the same time period. Chico’s FAS has returned $398 million, or approximately 302% of free cash flow, to shareholders through dividends and share repurchases since the beginning of 2015.

Barington’s proxy materials misleadingly portray our discussions with them. We seek to maintain a constructive and open dialogue with all of our shareholders, Barington included. Members of the Company’s Board and management team have had numerous discussions with Barington, including four separate phone calls between the Company’s CEO and Mr. Mitarotonda. Barington was also invited to present to the full Board, an invitation to which Barington failed to respond. While we have already given Barington ample opportunity to present its views, we are of course open to further meetings with Barington as we are with any shareholder.

Contrary to Barington’s assertions, the Board carefully considered all five of the director candidates Barington suggested – and the Board determined to reject them because they were not the best qualified individuals to represent shareholders’ interests. Notably, of the five potential candidates Barington originally named, it is seeking to elect only two, which may indicate that Barington also recognizes the flaws in its candidates. After considering their qualifications and input from Herbert Mines Associates, members of the Board met with one of Barington’s candidates, invited a second to an in-person meeting (whereupon she immediately withdrew from the process) and spoke with Mr. Mitarotonda by phone. The fourth and fifth candidates were not interviewed for the reasons discussed below.

•
Janet Grove has executive retail and merchandising experience, but her executive experience is dated by five years, a significant gap in an industry as dynamic as retail. She also lacks recent digital and ecommerce expertise, which are essential components of the Company’s strategy and drivers of success in the current retail environment.

•
Jim Mitarotonda, according to his own proxy materials and website, has served on only one apparel retail company Board, and that company was sold just seven months later for barely a 10% premium. He also lacks digital expertise, and the experience and skills he does offer are already represented by current Chico’s FAS directors and/or Ms. Brooks and Mr. Simon.

•	Shan Atkins withdrew her name and declined to meet with the Company or any of its Board members, despite an invitation to do so.

•
Most of Frank Mori’s retail experience is over ten years old, and he appears to have gained much of his more recent Board experience by serving as a regular Barington representative and director candidate.

•
The Deloitte & Touche LLP consulting and accounting firm experience that Noel Spiegel would provide is already well-represented on the Chico’s FAS Board by John J. Mahoney, a former partner at Ernst & Young LLP, who also provides significant retail experience as the former Vice Chair and Chief Financial Officer of Staples, Inc. and current director at Bloomin' Brands, Inc., Michael's Stores and Burlington Stores.

Barington wrongly claims that there is a lack of merchandising expertise represented on the Chico’s FAS Board.  Including our new nominees, five of the Board’s nine directors, specifically Shelley Broader, Bonnie Brooks, Bill Simon, Stephen Watson and Andrea Weiss, would have more than 90 years of merchandising experience in the aggregate.

Barington misleadingly portrays the Company’s actual compensation practices. Barington includes in its compensation calculations customary, one-time “make whole” payments designed to address economic losses Ms. Broader incurred as a result of leaving her prior employment. In fact, Ms. Broader’s compensation is in-line with peers, directly tied to performance, and includes equity components to align her interests with the interests of all Chico’s FAS shareholders and to incentivize enhanced value creation. Ms. Broader’s compensation was established following a detailed competitive analysis conducted by an independent compensation consultant, Frederic W. Cook & Co. The analysis, which considered a comparative peer group of 20 U.S.-based, publicly-traded retailers, shows that Ms. Broader’s target total direct compensation is approximately 10% above the median, with a pay mix that is consistent with median competitive practice. Further, beyond fiscal 2016, more than 50% of total compensation is performance based and at risk, as detailed in previous public materials.

Neither Hudson’s Bay Company nor any of the department stores within its portfolio, including Saks Fifth Avenue and Lord & Taylor, are competitors in any practical sense to Chico’s FAS or any of its brands, as Barington has claimed. Our brands serve different price points, different geographic areas and different consumer demographics.

WE BELIEVE BARINGTON HAS FAILED TO DEMONSTRATE ANY IDEAS, VISION OR EXPERTISE THAT WOULD WARRANT BOARD REPRESENTATION IN PLACE OF THE BOARD’S HIGHLY-QUALIFIED NOMINEES

When searching for new, independent director candidates earlier this year, the Board considered the need for specific expertise in the areas of merchandising, cost efficiency, supply chain and retail operations to help support Ms. Broader’s focus areas. The Board has also long recognized the fact that digital commerce is reshaping the retail landscape. We believe that with our new CEO and refreshed Board, we have world-class leaders – and the right four director nominees – with the skills and expertise to continue executing on our new plan and support the Company given the digital demands in our industry:

•
Shelley Broader, our new CEO and President, brings to Chico’s FAS a remarkable track record that includes more than 25 years of experience leading premier retail businesses. We believe the actions she has taken in just the few months since her appointment demonstrate that she has a keen understanding of how to drive value in a competitive retail environment. We believe Ms. Broader’s service on the Board is critical to the continued successful execution of our new strategic plan.

•
Bonnie Brooks, as detailed in materials previously sent to you, brings substantial retail, merchandising, and turnaround skills from some of the world’s leading retailers. She is currently the Vice Chairman of Hudson’s Bay Company and has more than 30 years of global executive leadership experience in retail and merchandising, including having led three major international department store turnarounds, including at Hudson’s Bay Company and the Lane Crawford Group in Asia. The Lane Crawford Group is one of the world’s leading fashion specialty department stores and one of the largest distributors of American and European contemporary and luxury brands in Asia. In her most recent executive role as Chief Executive Officer and President of Hudson's Bay department stores, the Company’s digital platform was completely overhauled resulting in an entirely new ecommerce site and digital marketing capability. Digital marketing and ecommerce have been major elements of her formula for success and turnaround work over the past decade.

•
Janice Fields is one of the Company’s newest independent directors, having joined the Board in 2013. As Chair of the Board’s Corporate Governance and Nominating Committee since 2013, she has made important contributions to Chico’s FAS, in the areas of driving Board refreshment, including identifying our two new independent director nominees, overseeing the succession planning and executive search process that resulted in Ms. Broader’s appointment, and implementing numerous corporate governance enhancements, such as those recently announced as well as the rotation of the Company’s independent Chair role.

You may also be interested to know that, in addition to her contributions at Chico’s FAS, Ms. Fields is an accomplished executive recognized by both Forbes and Fortune for her leadership. As the former President of McDonald’s USA, LLC, she developed and oversaw consumer marketing strategies and drove improvements in McDonald’s supply chain and multi-unit operations, reinforcing McDonald’s world-renowned consumer brand and its reputation for being a lean, highly-efficient company, just as Chico’s FAS is working to be. In addition, Ms. Fields brings valuable perspective serving as an independent director of Monsanto Company, which is also well regarded for its highly-efficient operations and global supply chain.

We believe Ms. Fields’ contributions to the Company’s leadership and governance, her current governance expertise, unique marketing, consumer brand and supply chain insights, and her experience managing multi-unit operations and franchise growth are essential to executing our strategic plan, particularly as we seek to drive consumer engagement and further optimize our own multi-unit real estate footprint.

•
Bill Simon, as detailed in materials previously sent to you, brings substantial cost efficiency and supply chain expertise. As the former President and Chief Executive Officer of Walmart U.S., he is a seasoned executive with a proven track record leading large, complex global retailers with best-in-class cost structures and premier consumer brands. Mr. Simon’s vision and execution placed Walmart on a path to future growth with the expansion of small format stores and the integration of the digital and physical retail experience.

Neither of Barington’s proposed candidates has expertise equivalent to any of the Board’s four nominees. We believe that replacing any of your Board’s superior nominees with any one of Barington’s less qualified candidates would jeopardize the progress we are making. Accordingly, your Board unanimously recommends that shareholders vote “FOR” all four of its experienced and highly qualified director candidates – Shelley Broader, Bonnie Brooks, Janice Fields and Bill Simon – on the enclosed WHITE proxy card.

SUPPORT THE IMPORTANT PROGRESS UNDERWAY BY VOTING “FOR” ON THE ENCLOSED WHITE PROXY CARD TODAY

We strongly believe that Barington’s actions are undermining the future of Chico’s FAS and its ability to continue driving profitable growth and value creation. Barington’s ideas are not new; its candidates lack key skills; and its opposition campaign is misguided, given the significant progress already in process under new leadership.

We urge you to reject Barington’s self-serving campaign and protect the value of your investment. Please simply discard any Blue proxy card that you may receive from Barington and use the enclosed WHITE proxy card to vote “FOR” your Board’s nominees TODAY – by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ David. F. Walker
David F. Walker
Chair of the Chico’s FAS Board

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

Toll-free at (877) 825-8971 (from the U.S. or Canada)

or

(412) 232-3651 (from other locations)

ABOUT CHICO'S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and

WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.

Contacts:

Investors:
Jennifer Powers
Vice President - Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Arthur B. Crozier / Jennifer M. Shotwell / Jonathan E. Salzberger
Innisfree M&A Incorporated
(212) 750-5833

Media:
Barrett Golden / Leigh Parrish / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449